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                                                               EXHIBIT (a)(1)(i)

  This announcement is not an offer to purchase or a solicitation of an offer to sell Common Shares. The Offer is made only by the Offer to Purchase dated March 20, 1998 and the related Letter of Transmittal.
 The Offer is not being made to, nor will tenders be accepted from or on behalf of,
        holders of Common Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.

              VAN KAMPEN AMERICAN CAPITAL PRIME RATE INCOME TRUST

                          NOTICE OF OFFER TO PURCHASE
             48,569,505 OF ITS ISSUED AND OUTSTANDING COMMON SHARES
                      AT NET ASSET VALUE PER COMMON SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN STANDARD
         TIME ON FRIDAY, APRIL 17, 1998, UNLESS THE OFFER IS EXTENDED.

    Van Kampen American Capital Prime Rate Income Trust (the "Trust") is offering to purchase 48,569,505 of its issued and outstanding common shares of beneficial interest, par value of $.01 per share ("Common Shares"), at a price equal to their net asset value ("NAV") determined as of 5:00 pm Eastern Standard Time on Friday, April 17, 1998, the Expiration Date, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated March 20, 1998 and the related Letter of Transmittal (which together constitute the "Offer"). An "Early Withdrawal Charge" will be imposed on most Common Shares accepted for payment that have been held for less than five years. The NAV on March 13, 1998 was $9.98 per Common Share. The purpose of the Offer is to provide liquidity to shareholders since the Trust is unaware of any secondary market which exists for the Common Shares. The Offer is not conditioned upon the tender of any minimum number of Common Shares, but is subject to certain conditions as set forth in the Offer.
    If more than 48,569,505 Common Shares are duly tendered prior to the expiration of the Offer, the Trust presently intends to, assuming no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in the Offer, but is under no obligation to, extend the Offer period, if necessary, and increase the number of Common Shares that the Trust is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period, or purchase 48,569,505 Common Shares (or such greater number of Common Shares sought) on a pro rata basis.
    Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight Eastern Standard Time on April 17, 1998, and, if not yet accepted for payment by the Trust, Common Shares may also be withdrawn after May 14, 1998.
    The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
    The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
    Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal and any other tender offer document, may be directed to Van Kampen American Capital Distributors, Inc. at the address and telephone number below. Copies will be furnished promptly at no expense to you. Shareholders who do not own Common Shares directly may tender their Common Shares through their broker, dealer or nominee.

                 VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS, INC.
                ONE PARKVIEW PLAZA - OAKBROOK TERRACE, IL 60181
                                  800-421-5666
        (Between the hours of 7:00 am to 7:00 pm Central Standard Time)

                                 March 20, 1998